Exhibit - 10 ii



                           Reimbursement Agreements


The O'Higgins Fund reimburses officers and directors not affiliated with the Investment Adviser to compensate for travel expenses associated with performance of their duties. A total of $3,168 was paid in this regard in 1998. The Valley Forge Management Corp. reimbursed the Fund for this entire amount as the expense was incurred. As the Fund grows in total assets, the Board of Directors may place them on salaries commensurate with their duties.

The Fund does not now, and has no plans to compensate officers, employes and directors who are affiliated with the Investment Adviser except indirectly through payment of the management fee.









































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